CHARLES FRISCHER
                               30 West 63rd Street
                                     Apt 12
                               New York, NY 10023

                                  July 5, 2007


VIA FACSIMILE AND
FEDERAL EXPRESS

New England Realty Associates Limited Partnership
39 Brighton Avenue
Allston, Massachusetts 02134

Attn:  Ronald Brown
       President

Dear Mr. Brown:

      Together with Mr. Steven Berger and Mr. Jon Goodman we collectively own 82,243 depositary receipts of New England Realty Associates Limited Partnership, a Massachusetts limited partnership (the "Partnership"). On behalf of myself and Messrs. Berger and Goodman, this letter is to advise you that the consent being sought pursuant to the Partnership's Proxy Statement filed with the Securities and Exchange Commission on June 28, 2007 (the "Proxy Statement") pursuant to which the Partnership is seeking the consent of limited partners and depositary receipt holders of the Partnership (collectively, "Limited Partners") to the appointment of three individuals to the Advisory Committee of the Partnership does not comply with the terms of the Second Amended and Restated Contract of Limited Partnership of the Partnership (the "Partnership Agreement"). In addition, the Proxy Statement is significantly deficient in its disclosure regarding the consent being sought. In light of the foregoing, we demand that, at a minimum, the Proxy Statement be modified to comply with the Partnership Agreement and applicable law.

      Let us explain:

      First , Section 14.11 of the Partnership Agreement provides "in the event of a vacancy in the membership of the Advisory Committee the remaining members thereof may elect a successor thereto, subject to the approval, within a period of sixty days after the date of the notices referred to hereinafter, of the holders of a majority of the Limited Partnership Units, voting thereon as a single class." The Proxy Statement does not provide for an appointee to fill a vacancy, which we note has existed for over three years with no effort on behalf of the Partnership to seek Limited Partner consent for a replacement as required by the terms of the Partnership Agreement, it seeks consent of Limited Partners to three persons for appointment to the Advisory Committee. To our knowledge, the two current Advisory Committee members have not resigned. One can only surmise, as the Proxy Statement is anything but clear on this point, that if all three nominees were to receive majority approval, then the nominee who receives the greatest votes would fill the vacancy and the other two would be in "reserve" to fill future vacancies. The Partnership Agreement does not provide

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New England Realty Associates Limited Partnership
July 5, 2007
Page 2

for this "reserve" mechanism. Apparently, the inclusion of three persons as appointees in the Proxy Statement is an effort to confuse limited partners into thinking they are electing an entirely new Advisory Committee when, in fact, it is being done to line-up future appointees who can be appointed to the Advisory Committee at some time in the future when such person may or may not be suitable for replacement and without the consent of the then Limited Partners.

      Second, the members of the Advisory Committee are required to be limited partners who are not also general Partners or Affiliates. The Proxy Statement fails to disclose the ownership of each of Messrs. Nahigian and Nolan or their relationship, or lack thereof, with the General Partner. This is particularly important in light of the current Advisory Committee members' obvious failure to look out for the best interests of the Limited Partners. After all, the current Advisory Committee members, Messrs. Raffoul and DiGregorio, are also directors of the General Partner, they inexcusably allowed the vacancy on the Advisory Committee to exist for over three years, and their ownership in the Partnership is nominal. Which leads us to a corollary issue: how can the current members of the Advisory Committee qualify as Advisory Committee members? It seems logical to us that their position as directors of the General Partner, whose directors are not elected by the limited partners on an annual basis, creates an affiliation with the General Partner which is clearly not in the spirit of the intent of the Advisory Committee.

      Third, the Proxy Statement fails to provide a substantial amount of information required by Regulation 14A as well as information which is necessary for Limited Partners to make an informed decision.

      It is quite troubling that the General Partner continues to fail to take into consideration the rights and interests of Limited Partners. The Proxy Statement makes clear to us that the General Partner is seeking to stock the Advisory Committee with its cronies for years to come and continues to view the Limited Partners, the true owners of the Partnership, as a nuisance only to be dealt with when they must and then in a way contrary to the Partnership Agreement and applicable law and in a manner to further seek to disenfranchise both current and future Limited Partners.

      We trust that you will revise the Proxy Statement to conform with the terms of the Partnership Agreement and Regulation 14A and in accordance with the items highlighted above. We further demand that Limited Partners be provided with not less than 30 days from the date of the filing of the amendment to the Proxy Statement to elect to vote in favor of or against a single nominee for appointment to the Advisory Committee.

      Finally, demand is hereby made pursuant to Section 21 of the Massachusetts Uniform Limited Partnership Act for a list of all partners of the Partnership and true and full information regarding the state of business and financial condition of the Partnership. Please advise Charles Frischer at 212-508-9470 as to the date and time that inspection and copying of these materials can be made.

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New England Realty Associates Limited Partnership
July 5, 2007
Page 3

      If the Partnership fails to comply with the foregoing requests by July 12, 2007, we will be forced to take such actions as we deem appropriate to protect our rights as a Limited Partner and the rights of all other Limited Partners.

                                                         Sincerely,


                                                         Charles Frischer